Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of Product Shipping Limited of our report dated June 4, 2014, except for the effects of the discontinued operations discussed in Note 20 and the related change in the composition of reportable segments discussed in Note 2 , as to which the date is August 14, 2014, relating to the combined  financial statements of AMCI Products Limited and Poseidon Product Carriers Limited (collectively, “Poseidon Product Tankers”) which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers S.A.
Athens, Greece
September 3, 2014